Exhibit 10.11

GUARANTY

BACKGROUND

Kingston Bedford Joint Venture LLC ("Landlord") and SSB Realty, LLC ("Tenant") have entered into a lease dated May 9, 2001, of certain premises (the "Premises',) consisting of floors 1 through 36, inclusive, in the building known as One Lincoln Street, Boston, Massachusetts (as it may be amended or modified, or as space may be added or deleted, the "Lease"). In consideration of Landlord offering the leased premises to Tenant, State Street Corporation (the "Guarantor'') hereby agrees to execute this Guaranty under the following terms and conditions.

AGREEMENT

1.     Guarantor irrevocably guarantees to Landlord, its successors and assigns, the full and punctual payment, performance and observance by Tenant of all obligations of the Tenant under the Lease, including, without limitation, payment and performance by Tenant with respect to any exercise by Tenant of any option it has under the Lease to expand the Premises or to extend the Term of the Lease, any exercise by Tenant of its right of first offer to purchase the Land and Building in accordance with Article 24 of the Lease, and payment of any deposit required thereunder, and the payment when due of all damages that may arise under the Lease out of or in connection with Tenant's failure to fully and promptly pay, perform and observe any of the tenns, covenants and conditions of the Lease, provided that Guarantor shall have the benefit of all claims, defenses, counterclaims, rights of abatement and set off as Tenant then may have under the Lease or otherwise, other than defenses based on Tenant's insolvency or bankruptcy under the bankruptcy laws now or hereafter enacted or similar laws for the relief of debtors (all of the foregoing, collectively, the "Guaranteed Obligations''). The Guarantor expressly agrees that the validity of this Guaranty and the Guaranteed Obligations shall not be tenninated or in any way affected or impaired by reason of the assertion by Landlord against Tenant of any of the rights or remedies reserved to Landlord pursuant to the provisions of the Lease, or by reason of the waiver or failure by Landlord to enforce any of the terms, covenants or conditions of the Lease, or by reason of the granting of any indulgence or extension to Tenant, all of which may be given or done by Landlord from time to time without notice to the Guarantor; provided, however, that if this Lease is assigned to an unrelated third party, provided that Landlord has knowledge of the same, Guarantor shall be entitled to concurrently receive a copy of any notice to Tenant under the Lease which alleges a default or breach by Tenant of the Lease including an allegation ofa failure to pay, perform or observe any Guaranteed Obligation.

2.     Guarantor may, at Landlord's option, be joined in any action commenced by Landlord against Tenant in connection with and based upon the Lease or any term thereof, and recovery may be had against Guarantor in such action or any independent action against Guarantor without Landlord fIrst asserting, prosecuting or exhausting any remedy or claim against Tenant. Guarantor confirms that this Guaranty constitutes present and continuing guaranty of payment and not of collection, and shall be deemed to be a primary obligation of Guarantor which shall be enforceable either before, simultaneously with, or after proceedings against Tenant or any property or security available to Landlord.

3.     This Guaranty shall not apply as to any portion of the Premises on account of which Landlord has exercised its right to terminate pursuant to Section 13.4 of the Lease nor for such portions of the Premises and for such period as Landlord may have exercised its right to underlet pursuant to Section 13.3 of the Lease. If the Lease is assigned by Tenant to third parties and Landlord and such assignee thereafter agree to amend or modify the Lease without the consent or approval of Guarantor, the Guaranteed Obligations hereunder shall be released to the extent of any such amendment or modification made without Guarantor's consent.

4.      Guarantor's liability hereunder shall be ascertained as though Guarantor itselfwas the tenant under the Lease, jointly and severally with Tenant, and the Guaranteed Obligations hereunder shall'not be affected or impaired by any relief of Tenant from Tenant's obligations under the Lease under the bankruptcy laws now or hereafter enacted, or similar laws for the relief of debtors. Without limiting the generality of the foregoing sentence, the obligations of Guarantor hereunder shall not be modified, altered or released and shall remain in full force and effect and unaltered by (a) Tenant's discharge of debts and/or obligations in such a proceeding, or (b) any modification or alteration of any of the terms of the Lease in such a proceeding, or (c) any assumption, rejection or assumption and assignment of the Lease in any such proceeding. Notwithstanding anything contained in this Section 4 to the contrary, nothing herein shall limit Guarantor's right to assert defenses then available to Tenant resulting from Landlord's breach of the Lease. In the event of the rejection or disaffinnance of the Lease by Tenant or Tenant's trustee in bankruptcy pursuant to bankruptcy law or any other law affecting creditor's right, Guarantor (or an affiliate of Guarantor, as designated by Guarantor, provided that Guarantor shall in such event execute a new guaranty of such new lease, in the form of this Guaranty) will enter into a new lease with Landlord for the Premises pursuant to the Lease, for the remainder of the Tenn, effective on the date of termination, at the same rent, and upon the same covenants, agreements, conditions, provisions, restrictions and limitations as are then contained in the Lease.

5.    The validity of this Guaranty and the obligation of Guarantor hereunder shall not be terminated, affected or impaired by reason of any action which Landlord may take or fail to take against Tenant or by reason of any waiver of, or failure to enforce, any of the rights· or remedies reserved to Landlord in the Lease, or otherwise (provided that Guarantor shall retain any and all benefits and rights which may otherwise be applicable to Tenant under the Lease or otherwise) or by reason of the voluntary or involuntary liquidation, dissolution, sale of all or substantially all of the assets, marshaling of assets and liabilities, receivership, conservatorship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting, Tenant or Guarantor or     any of their assets; or by reason of the release of Tenant from the performance or observance of any of the agreements, covenant, terms or conditions contained in the Lease or this Guaranty by operation of any such law relating to the relief of debtors.

6.    Guarantor represents and warrants to Landlord, as an inducement for Landlord to enter into and execute the Lease, that Tenant is a wholly owned subsidiary of Guarantor, and that Guarantor recognizes that Landlord has accommodated Guarantor's request that Tenant be the Tenant under the Lease, rather than Guarantor directly, and that but for Guarantor's giving this Guaranty, Landlord would not have entered into the Lease with Tenant since Landlord is relying on the fmancial strength and creditworthiness of Guarantor. Guarantor represents and warrants to Landlord, as an inducement for Landlord to enter into and execute the Lease, that Guarantor has all necessary power, authority and legal right to execute, deliver and carry out the terms and provisions of this Guaranty, that the parties executing this Guaranty are duly authorized to execute and deliver this Guaranty on behalf of Guarantor, that this Guaranty is a valid and     binding obligation of Guarantor enforceable in accordance with its terms (subject, with respect to Guarantor, to the operation of bankruptcy, insolvency or similar laws for the relief of debtors) and that this Guaranty does not violate in any material respect any law, rule, regulation, agreement or contract applicable to or binding on Guarantor. Guarantor acknowledges that Guarantor controls the original Tenant so that Guarantor shall be bound as to any modification or    amendment (material or otherwise) of any of the Guaranteed Obligations of the original Tenant     under this Lease made as between Landlord and the original Tenan~ it being the responsibility of Tenant to keep Guarantor informed with respect to any such modification or amendment. Should    the tenant under the Lease ever be an entity other than SSB Realty LLC, or any other Affiliate (as defined in the Lease) of Guarantor, no amendment or modification of the Lease will be    binding on Guarantor without Guarantor's prior written consent thereto, which consent shall not be reasonably withheld (except in the event of a material increase in the obligations of Guarantor, in which case such consent may be withheld in its sole and absolute discretion.

7.    In order further to induce Landlord to enter into and execute the Lease, Guarantor further agrees that in order to carry out the terms and intent of this Guaranty more effectively, Guarantor agrees to do all acts reasonably necessary or convenient to preserve for Landlord the benefits of the foregoing provisions and promptly will execute all agreements and instruments which Landlord may from time to time reasonably request for that purpose.

8.    Guarantor further agrees to be responsible to the Landlord for any reasonable out of pocket expenses, including reasonable attorneys' fees, incurred by Landlord in enforcing    against Guarantor any obligations of Guarantor under this Guaranty, including any reasonable costs and expenses of litigation, but only if Landlord prevails against Guarantor by a final judgment, not subject to appeal, of a court of competent jurisdiction against all claims asserted by the Landlord in such litigation.

9.    Guarantor hereby irrevocably and unconditionally submits to personal jurisdiction in The Commonwealth of Massachusetts over any suit, action or proceeding arising out of this Guaranty or out of the Lease, and Guarantor hereby waives any right to object to personal    jurisdiction within The Commonwealth ofMassaohusetts, or to assert that such court(s) constitute an inconvenient forum. The initiation of any suit, action or proceeding by Landlord against the Guarantor or any property of the Guarantor in any other jurisdiction shall not constitute a waiver of the agreements contained herein that the law of The Commonwealth of Massachusetts shall govern the rights of Landlord and the rights and obligations of Guarantor under this Guaranty, and that Guarantor submits to personal jurisdiction within The Commonwealth of Massachusetts.

10.     If any term of this Guaranty, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Guaranty, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term oftrus Lease shall be valid and enforceable to the fullest extent pennitted by law.

11.Capitalized terms used and not defined in this Guaranty shall have the same meanings given to such terms as in the Lease.

12.This Guaranty may not be modified or amended except by a written agreement duly executed by Guarantor with the consent in writing of Landlord.

13.This Guaranty shall be binding upo~ and inure to the benefit of, the parties hereto and their respective successors and assigns.

14.Whenever, by the terms of the Lease or this Guaranty, any notice, demand, request, approval, consent or other communication (each of which shall be referred- to as a "notice'') shall or may be given either to Landlord or to Guarantor, such notice shall be in writing and shall be sent by hand delivery or by registered or certified mail. return receipt requested, postage prepaid, or by recognized national overnight courier. as follows:

(i) If intended for Landlord, addressed to Landlord at the following address (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice):

clo Gale & Wentworth. LLC 70 Federal Street, 3rd Floor Boston, MA 02110 Attention: John B. Hynes, III,

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attention: Stuart A. Offner, Esq.

(ii)    If intended for Guarantor, addressed to Guarantor at the following address:

225 Franklin Street
Boston, MA 0211 0
Attention: James C. Caccivio, Senior Vice President

with a copy to:

Peabody & Arnold LLP
50 Rowes Wharf
Boston, MA 02110
Attention:    Michael 1. Glazerman, Esq.

In no event shall the validity of any notice actually given to Landlord or Guarantor be affected by any failure to deliver copies of such notices to counsel as hereinabove provided. Except as otherwise provided herein, all such notices shall be deemed to have been served on the date of actual receipt (in the case of hand delivery) or three (3) business days after such notice shall have been deposited in the United States mails within the continental United States (in the case of mailing by registered or certified mall as aforesaid).

15.No consent or approval of, or exemption by, or registration or declaration with, any governmental or public body or authority, or any other party, is required to authorize, or is required in connection with the execution, delivery and performance of, this Guaranty.

16.Guarantor warrants and represents that the financial statements of Guarantor heretofore delivered to Landlord, are true and correct and fairly reflect the financial condition and results of operation of Guarantor as of the date(s) stated therein. There has been no material adverse change in the condition, financial or otherwise, of Guarantor from the date(s) of such financial statements which could materially and adversely affect Guarantor's ability to perform the Guaranteed Obligations (after giving effect to all of Guarantor's assets and liabilities).

17 .    No litigation, arbitration, investigation or administrative proceeding of or before any court, arbitrator or governmental authority, bureau, or agency is currently pending or, to the knowledge of Guarantor, threatened (i) with respect to this Guaranty or performance by Guarantor under this Guaranty, or (ii) against or affecting Guarantor, or any of its property or assets, which, if adversely determined, would have a material adverse effect on the business, operations, assets or condition, financial or otherwise, of Guarantor and which could materially and adversely affect Guarantor's ability to perform the Guaranteed Obligations (after giving effect to all of Guarantor's assets and liabilities).

Executed as a sealed Massachusetts instrument as of the 9th day of May, 2001.

GUARANTOR:

STATE STREET CORPORATION